                             *FOR OPTIONS WITH SARS*

May 6, 2003

To U.S. Participants in Canada Life Financial Corporation's
Stock Option Plan

RE: COMBINATION TRANSACTION BETWEEN CANADA LIFE FINANCIAL CORPORATION ("CANADA LIFE") AND GREAT-WEST LIFECO INC. ("GREAT-WEST LIFE")

We are writing to you as a United States holder of stock options ("Canada Life Options") under Canada Life's Stock Option Plan (the "Plan"). The purpose of this letter is to provide you with important information about your Canada Life Options in light of the proposed combination transaction between Canada Life and Great-West Life (the "Transaction") that is expected to close on July 10, 2003 (the "Closing Date"). This date may change, which would cause other dates referred to in this letter to also change. In that event, Canada Life will provide you with details of those changes.

Under the current terms of Canada Life Options, many options will not be vested prior to the Closing Date of the Transaction. In addition, Canadian holders of Canada Life Options may be subject to adverse tax consequences if they exercise their options prior to the Closing Date. To allow for early vesting and to avoid this adverse tax situation, Great-West Life and Canada Life have agreed to make changes to the Canada Life Options to (i) allow for vesting of Canada Life Options prior to the Closing Date of the Transaction and (ii) allow Canada Life optionholders to obtain a more advantageous tax treatment than otherwise may be available by providing that all Canada Life Options which are not exercised prior to the Closing Date will become options to acquire common shares of Great-West Life. These options to acquire Great-West Life shares will be exercisable for a period of 45 days following the Closing Date and will not have Stock Appreciation Rights (SARs) attached. The changes are described in greater detail below.

In addition, optionees who are U.S. tax payers who hold incentive stock options (as described in more detail below) may be subject to adverse tax consequences if they exercise their Canada Life incentive stock options prior to the Closing Date. Specifically, optionees who are U.S. tax payers who exercise incentive stock options before the Closing Date will lose the special tax treatment afforded incentive stock options because they will have failed to hold the shares for the requisite one-year period following option exercise. If optionees who are U.S. tax payers who hold incentive stock options and do not exercise his or her incentive stock options before the Closing Date and those options are exchanged for New Great-West Life incentive stock options, the special tax treatment afforded incentive stock options should be maintained as long as the shares received by the optionholder upon exercise of the options are retained for the requisite one-year period following option exercise and the options otherwise meet the restrictions to which incentive stock options are subject. Appendix B contains a more detailed discussion of these issues.

The changes to the Canada Life Options in connection with the Transaction are as follows:

     -->  All unvested Canada Life Options and related Stock Appreciation Rights
          (SARs) will vest 10 days before the Election Date (June 23, 2003, assuming an Election Date of July 3, 2003);

     --> Canada Life Options outstanding on the Closing Date will be exchanged for options to acquire Great-West Life common shares (the "New Great-West Life Options");

     --> The New Great-West Life Options will expire 45 days after the Closing Date (August 25, 2003 assuming a July 10, 2003 Closing Date); and

     --> Any Stock Appreciation Rights (SARs) attached to Canada Life Options will terminate effective on the Closing Date.

As a holder of Canada Life Options, the Transaction will affect you as follows. Some of your options may be vested now. However, as indicated above, effective June 23, 2003, all unvested Canada Life Options and related Stock Appreciation Rights (SARs) will vest as of that date. You can then choose from the following 3 alternatives:

(NOTE:  U.S. TAX PAYERS WHO HOLD INCENTIVE STOCK OPTIONS EXERCISING UNDER (a) OR
(b) WILL LOSE THE SPECIAL TAX TREATMENT AFFORDED INCENTIVE STOCK OPTIONS)

     (a) CASH-OUT YOUR OPTIONS: exercise your vested options or related Stock Appreciation Rights (SARs) in the usual manner at any time prior to the Closing Date and sell any Canada Life common shares received in the market prior to the Closing Date (subject to any blackout periods under Canada Life's insider trading policy);

     (b) PARTICIPATE IN THE TRANSACTION: exercise your vested options in the usual manner at any time prior to June 27, 2003 and make an election as to the type of consideration you wish to receive from Great-West Life for your Canada Life common shares. This alternative involves you paying to Computershare Trust Company of Canada the full exercise price times the number of options being exercised and any required taxes; or

     (c) EXCHANGE FOR OPTIONS ON GREAT-WEST LIFE COMMON SHARES: on the Closing Date, your unexercised Canada Life Options and related Stock Appreciation Rights (SARs) will be exchanged for New Great-West Life Options that will entitle you for a 45-day period to acquire common shares of Great-West Life (instead of Canada Life common shares).

Details of the Transaction are described in the Proxy Circular of Canada Life and Great-West Life dated March 22, 2003, a copy of which is attached and which also may be obtained on Canada Life's website at www.canadalife.com. The Proxy
                                                 ------------------
Circular also contains disclosure concerning the businesses and operations of Great-West Life.

YOUR CONSENT TO THESE CHANGES TO YOUR CANADA LIFE OPTIONS IN THE MANNER DESCRIBED ABOVE IS REQUESTED BY CANADA LIFE AND GREAT-WEST LIFE. PLEASE SIGN AND DATE THE CONSENT FORM

ATTACHED HERETO AND RETURN IT TO JUDY TROUT, CANADA LIFE FINANCIAL CORPORATION, CORPORATE HUMAN RESOURCES U-1, 330 UNIVERSITY AVENUE, TORONTO, ONTARIO, M5G 1R8 PRIOR TO MAY 15, 2003.
---------------------

YOU ARE ALSO REQUESTED TO COMPLETE THE "MANDATORY QUESTIONNAIRE FOR ALL OPTION HOLDERS" ATTACHED HERETO AND RETURN IT TO JUDY TROUT PRIOR TO MAY 15, 2003.
                                                     ---------------------

EVERY EFFORT HAS BEEN MADE TO ENSURE THIS INFORMATION IS COMPREHENSIVE. HOWEVER, IT IS NOT POSSIBLE TO ADDRESS EACH PERSON'S INDIVIDUAL SITUATION SO YOU MAY WISH TO CONSULT WITH YOUR OWN LEGAL AND / OR TAX ADVISOR IF YOU HAVE ANY QUESTIONS REGARDING THE CONSEQUENCES OF THESE CHANGES.

In this letter, references to "$" are to Canadian dollars.

Further details are contained in the attached appendices.

                                     CONSENT


TO:      CANADA LIFE FINANCIAL CORPORATION

The undersigned irrevocably agrees and consents to the amendments to the terms of the Canada Life Stock Option Plan and all Canada Life Options held by the undersigned such that:

1. All outstanding options will vest on the date which is 10 days prior to the Election Date (as defined in the Transaction Agreement dated February 14, 2003 between Canada Life Financial Corporation and Great-West Lifeco Inc.);

2. Effective on the Closing Date (as defined in the Transaction Agreement), each unexercised Canada Life Option then outstanding will be exchanged for an option to acquire a number of Great-West Lifeco Inc. common shares equal to the amount obtained by multiplying the number of Canada Life common shares by 1.1849 (and rounded down to the nearest whole number). The exercise price for each Great-West Lifeco Inc. common share will be equal to the amount determined by dividing the exercise price of the original Canada Life Option by 1.1849 (rounded up to the nearest cent) (a "New Great-West Life Option");

3. Each New Great-West Life Option will expire at 12:00 noon (Toronto time) on the day that is 45 consecutive days after the Closing Date (as defined in the Transaction Agreement); and

4. Any Stock Appreciation Rights (SARs) currently available on your Canada Life Options will terminate effective at the Closing Date.

DATE: __________________________, 2003.



                                              ----------------------------------
                                              Signature of Optionholder



                                              ----------------------------------
                                              Print Name of Optionholder

                                   APPENDIX A

              SUMMARY OF THE ALTERNATIVES AVAILABLE TO CANADA LIFE
                      OPTIONHOLDERS UNDER THE TRANSACTION


THE FOLLOWING IS A SUMMARY OF THE CHANGES TO YOUR OPTIONS AND THE TAX IMPLICATIONS OF THOSE CHANGES. EVERY EFFORT HAS BEEN MADE TO ENSURE THIS INFORMATION IS COMPREHENSIVE. HOWEVER IT IS NOT POSSIBLE TO ADDRESS EACH PERSON'S INDIVIDUAL SITUATION SO YOU MAY WISH TO CONSULT WITH YOUR OWN LEGAL AND / OR TAX ADVISOR IF YOU HAVE ANY QUESTIONS REGARDING THE CONSEQUENCES OF THESE CHANGES.

I.  GENERAL CONSIDERATIONS

Outlined below are some of the restrictions that you should be aware of and the alternatives and timing available to you in exercising your options:

(a) INCOME TAX CONSEQUENCES

APPENDIX B CONTAINS A SUMMARY OF CERTAIN MATERIAL INCOME TAX CONSIDERATIONS BASED ON YOUR COUNTRY OF RESIDENCE. The summary is for general information purposes only and is not intended to be, and should not be considered to be legal or tax advice. Appendix B replaces the "Tax Facts" document previously provided to you.

If you are a resident of a jurisdiction who has received Canada Life Options in connection with the performance of employment services in another jurisdiction, special tax considerations may apply to you. You should consult your own tax advisor concerning such taxation.

(b) VESTING

You can exercise your Canada Life Options and related Stock Appreciation Rights
(SARs) only when they have vested. For employees, each Canada Life Option vests (i.e. becomes exercisable) at a rate of 25% per year on the grant date anniversary. Therefore, for example, the November 8, 2000 and February 5, 2001 grants are now 50% vested with the remaining 50% unvested. For non-employee Board of Director members, options are 100% vested upon granting in accordance with applicable securities legislation. As mentioned previously, you are entitled to exercise any vested Canada Life Options at any time during the term of the option (subject to any "blackout" periods under Canada Life's insider trading policy).

As noted previously, effective June 23, 2003 all Canada Life Options will vest.

(c) INSIDERS

Insiders of Canada Life will be subject to Canada Life's first quarter blackout period until its expiry on May 8, 2003. Canada Life's Board of Directors has lifted the blackout period in respect of Canada Life's second quarter financial results which would otherwise have become applicable on June 15, 2003. Great-West Life has agreed that its insider trading policy will generally not apply to Canada Life insiders with respect to their exercise of New Great-West Life Options during the 45-day period following the Closing Date. To confirm if you are an insider of Canada Life, please contact Laura Foster, Canada Life Financial Corporation, Corporate Secretarial and Compliance, (416) 597-1440 ext 3453.

II.  EXERCISE CANADA LIFE OPTIONS BEFORE THE CLOSING DATE

(a)  IF YOU WANT TO RECEIVE CANADA LIFE COMMON SHARES:

     - exercise your vested Canada Life Options and pay to Computershare Trust Company of Canada an amount equal to the exercise price of the options times the number of options being exercised plus any applicable administration and brokerage fees and any amounts necessary to satisfy withholding obligations (refer to the Canada Life Stock Option Administration Guide for details on exercising and fees);

     - sell your Canada Life common shares in the market or participate in the Great-West Life Transaction;

     - if you wish to participate in the Transaction, submit (i) a completed exercise form on or before June 27, 2003 to Tina Paolucci, Computershare Trust Company of Canada, 700-1500 University Street, Montreal, Quebec, H3A 3S8 and (ii) a completed election form on or before July 3, 2003 to Computershare Trust Company of Canada, 100 University Avenue, Toronto, Ontario M5J 2Y1 (an election form will be sent to you immediately after the vote on May 5, 2003). IF YOU MISS THE ELECTION DEADLINE, YOU WILL RECEIVE THE FORM OF CONSIDERATION AVAILABLE AFTER TAKING INTO ACCOUNT THE ELECTIONS OF CANADA LIFE SHAREHOLDERS WHO HAVE MADE PROPER ELECTIONS;

     - note that you may not receive your Great-West Life consideration for up to three weeks after the Closing Date because of the time required to process all the shareholder elections; and

     - U.S. tax payers with incentive stock options please note that if you exercise your options prior to the Closing Date you will be taxed at ordinary personal income tax rates.

Under the terms of the Transaction with Great-West Life, shareholders of Canada Life will, in effect, elect to exchange each common share of Canada Life held by them for one of the following types of consideration (subject to maximum amounts of each form of consideration):

     - $44.50 in cash (subject to a maximum of $4,372,161,384 (subject to certain adjustments));

     - 1.78 First Preferred Shares, Series E of Great-West Life (subject to a maximum of 24,000,000 shares);

     - 1.78 First Preferred Shares, Series F of Great-West Life (subject to a maximum of 8,000,000 shares);

     - 1.1849 common shares of Great-West Life (subject to a maximum of 55,958,505 shares); or

     -    a combination of the foregoing alternatives.

Details of the Transaction are provided in the Proxy Circular of Canada Life and Great-West Life dated March 22, 2003, which is attached and which may also be obtained on Canada Life's website at www.canadalife.com.
                                     ------------------

For example, if you exercise 100 Canada Life Options with an exercise price of $36.95 you would pay to Computershare Trust Company of Canada $3,695 (plus any brokerage and administration fees). You would then receive 100 Canada Life common shares that you would elect to exchange for Great-West Life consideration. Assuming you elect to receive 100% cash from Great-West Life for those shares, your gross proceeds may be $4,450 ($44.50 x 100). However, you may instead receive a combination of cash and Great-West Life shares if the maximum amount of cash consideration available under the Transaction has been exceeded. Using the above example the net proceeds (not taking into account any taxes) on exercising your options and participating in the Transaction would be $4,450 - $3,695 = $755 (minus any brokerage and administration fees).

(b) IF YOU WANT TO CASH OUT YOUR CANADA LIFE OPTIONS:

(i) Exercise your Stock Appreciation Rights (SARs), if applicable. Appendix C indicates which, if any, of your Canada Life Options have Stock Appreciation Rights (SARs) attached. You will not be required to pay anything in order to exercise your Stock Appreciation Rights (SARs). The amount that you will receive by exercising Stock Appreciation Rights (SARs) will be equal to the difference between the current market price of Canada Life common shares at the time of exercise and the exercise price of the option multiplied by the number of shares in respect of which Stock Appreciation Rights (SARs) are being exercised, less any amounts retained by Canada Life to satisfy applicable income and employment tax withholding obligations. This amount will be calculated and paid to you by cheque or payroll deposit. The following example outlines your gross proceeds if you exercise your Stock Appreciation Rights (SARs) using the exercise price of Canada Life Options granted on November 8, 2000:


           -----------------------------------------------------------------------------------------------------
           Gross Proceeds          =        (current market price of shares - exercise price for options)
                                            x  number of SARs exercised, less taxes
           -----------------------------------------------------------------------------------------------------
           EXAMPLE:
           -----------------------------------------------------------------------------------------------------
           Gross Proceeds          =        ($43.00* -  $36.95)  x  100
                                   =        ($6.05)  x  100
           -----------------------------------------------------------------------------------------------------
                                   =        $605.00, less taxes
           -----------------------------------------------------------------------------------------------------
           * Assumed current market price per Canada Life common share as at date of exercise of SARs. This price changes daily.
           -----------------------------------------------------------------------------------------------------

Based on this example, your gross proceeds would be $605.00 (not taking into account any withholding on account of taxes). It is important to note that the current market price for each Canada Life common share will in all likelihood not be $44.50 (the cash price that Great-West Life has agreed to pay per Canada Life common share) when exercising your Stock Appreciation Rights (SARs).


Your Stock Appreciation Rights (SARs) can be exercised up to 12:00 (noon) (Toronto Time) on July 10, 2003.

(ii) If you do not have Stock Appreciation Rights (SARs), you can use the Cashless Exercise alternative detailed on page 7 of the Canada Life Stock Option Administration Guide. A Cashless Exercise will require you to pay to Computershare Trust Company of Canada the administration fee ($50.00 plus tax) and the brokerage fees (detailed on page 9 of the Canada Life Stock Option Administration Guide). You will also be required to pay or have withheld from the proceeds of the sale of shares by the broker an amount sufficient to satisfy FICA and income tax withholding obligations arising in connection with the option exercise.

The Cashless Exercise alternative can be used up to 12:00 noon (Toronto Time) on June 27, 2003.

U.S. resident optionholders with incentive stock options should note that they will lose the tax benefits afforded incentive stock options if they exercise Stock Appreciation Rights (SARs) or if they use the Cashless Exercise alternative and sell the shares of Canada Life that they would otherwise receive upon exercise of the option.

III.  EXERCISE NEW GREAT-WEST LIFE OPTIONS AFTER THE CLOSING DATE

On the Closing Date, your unexercised Canada Life Options will be exchanged for options to acquire Great-West Life shares ("New Great-West Life Options").

(a) NEW GREAT-WEST LIFE OPTIONS - DESCRIPTION

     -    The New Great-West Life Options will have the following features:

          - each New Great-West Life Option will entitle you to acquire a number of Great-West Life common shares (instead of Canada Life common shares) equal to the amount obtained by multiplying the number of Canada Life common shares that were issuable on exercise of the original Canada Life Option on the Closing Date by 1.1849 (and rounded down to the nearest whole number);

          - the exercise price under a New Great-West Life Option for each Great-West Life common share will be equal to the amount determined by dividing the exercise price of the original Canada Life Option by 1.1849 (rounded up to the nearest cent). The following table outlines the exercise prices for Canada Life Options and New Great-West Life Options for each grant of options by Canada Life:


                ----------------------------------------------------------------------------------
                                            Canada Life Option         New Great-West Life Option
                Grant Date                    Exercise Price                 Exercise Price
                ----------------------------------------------------------------------------------
                November 8, 2000                  $36.95                         $31.19
                ----------------------------------------------------------------------------------
                February 7, 2001                  $42.20                         $35.62
                ----------------------------------------------------------------------------------
                February 6, 2002                  $43.14                         $36.40
                ----------------------------------------------------------------------------------

          - the other terms and conditions presently attached to your Canada Life Options will continue unchanged and will also attach to your New Great-West Life Options (including early termination of options in the event of termination of employment on the earlier of the 45th day after the Closing Date or the date provided under the Plan) except that the New Great-West Life Options will expire 45 days after the Closing Date, and no Stock Appreciation Rights (SARs) will attach to a New Great-West Life Option.


(b) NEW GREAT-WEST LIFE OPTIONS - TWO ALTERNATIVES FOR EXERCISE AS FOLLOWS:

(i) IF YOU WANT TO EXERCISE YOUR NEW GREAT-WEST LIFE OPTIONS AND RECEIVE GREAT-WEST LIFE COMMON SHARES:

     - exercise your New Great-West Life Options, which means you must pay to Computershare Trust Company of Canada an amount equal to the exercise price of the New Great-West Life Options times the number of options being exercised plus any applicable administration and brokerage fees (exercising nonqualified stock options will also result in FICA and income tax payment obligations) (refer to the Canada Life Stock Option Administration Guide for details on exercising and fees);

     - submit a completed exercise form to Tina Paolucci, Computershare Trust Company of Canada, 700-1500 University Street, Montreal, Quebec, H3A 3S8.

Your New Great-West Life Options can be exercised up to 12:00 noon (Toronto time) on August 25, 2003 which is the 45th day after the Closing Date. Your New Great-West Life Options will expire if not exercised before that time.

The Proxy Circular contains disclosure concerning the business and operations of Great-West Life.

(ii) IF YOU WANT TO RECEIVE THE CASH PROCEEDS FROM YOUR NEW GREAT-WEST LIFE
OPTIONS:

     - Great-West Life will be implementing a Cashless Exercise process for eligible employees to be effective upon the Closing Date. Details of this process will be provided prior to the Closing Date;

     - note that you would lose the tax benefits afforded incentive stock options if you use the Cashless Exercise alternative and sell the shares of Great-West Life that you would otherwise have received upon exercise of the option.

The Cashless Exercise alternative can be used up to 12:00 noon (Toronto Time) on August 25, 2003 which is the 45th day after the Closing Date. Your New Great-West Life Options will expire if not exercised before that time.

If you have any questions regarding the matters discussed in this letter, you should contact Judy Trout, Canada Life Financial Corporation, Corporate Human Resources U-1, 330 University Avenue, Toronto, Ontario, M5G 1R8, telephone:
(416) 597-1440 extension 5364.

                                   APPENDIX B

                  UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

THIS SUMMARY ADDRESSES ONLY FEDERAL TAX CONSEQUENCES UNDER THE UNITED STATES INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), TO AN OPTIONHOLDER WHO IS AN EMPLOYEE OF CANADA LIFE (OR ONE OF ITS SUBSIDIARIES) AND IS A UNITED STATES TAX PAYER. IT DOES NOT ADDRESS STATE OR LOCAL TAX CONSEQUENCES, AND DOES NOT ADDRESS THE FEDERAL TAX CONSEQUENCES TO OPTIONHOLDERS UNDER OTHER CIRCUMSTANCES, OR OPTIONHOLDERS WHO ARE SUBJECT TO SPECIAL RULES UNDER THE CODE, SUCH AS HOLDERS SUBJECT TO THE ALTERNATIVE MINIMUM TAX OR HOLDERS SUBJECT TO THE EXCESS PARACHUTE PAYMENT RULES.

UNDERSTANDING HOW THE TRANSACTION WILL AFFECT THE TAXATION OF YOUR STOCK OPTIONS REQUIRES A GENERAL UNDERSTANDING OF THE DIFFERENCES BETWEEN INCENTIVE STOCK OPTIONS AND NON-QUALIFIED STOCK OPTIONS. AN INCENTIVE STOCK OPTION ("ISO") IS A COMPENSATORY STOCK OPTION THAT MEETS CERTAIN REQUIREMENTS UNDER THE CODE AND RECEIVES SPECIAL TAX TREATMENT. SPECIFICALLY, IF THE SHARES RECEIVED UPON EXERCISE OF AN ISO ARE HELD FOR AT LEAST TWO YEARS FROM THE DATE THE ISO WAS GRANTED AND FOR AT LEAST ONE YEAR AFTER THE ISO IS EXERCISED (THE "HOLDING PERIOD"), NO ORDINARY INCOME IS GENERATED AND THE SALE RESULTS IN LONG-TERM CAPITAL GAIN (OR LOSS) AT THE TIME OF THE SALE. A NON-QUALIFIED STOCK OPTION ("NSO") IS ANY COMPENSATORY STOCK OPTION THAT IS NOT AN ISO. THE EXERCISE OF AN NSO GENERATES ORDINARY INCOME. IF YOU ARE UNSURE WHETHER YOUR STOCK OPTION IS AN ISO OR AN NSO, YOU SHOULD CONSULT WITH YOUR TAX ADVISOR.

ACCELERATED VESTING OF OPTIONS AND STOCK APPRECIATION RIGHTS (SARs) ON JUNE 23, 2003

The accelerated vesting of your options (and any related Stock Appreciation Rights (SARs)) should not be a taxable event.

Accelerated vesting could, however, cause a portion of any ISOs you have to become NSOs because of a rule that limits the amount of ISOs that can vest in any calendar year. Under this rule, if the aggregate exercise price of all of your ISOs that vest in 2003 (including those options that vest on June 23, 2003) exceeds $100,000, the remainder of your ISOs will become NSOs. If this limitation could apply to you, you should consult with your tax advisor to determine which of your ISOs will become NSOs.

IF YOU EXERCISE YOUR CANADA LIFE OPTIONS BEFORE THE CLOSING DATE

ISOs

Exercising your ISOs before the Closing Date would not be a taxable event; however, exchanging the Canada Life common shares that you receive upon exercise of your ISOs in the Transaction (or selling those Canada Life common shares before the Closing Date) would be a taxable event resulting in ordinary income because the ISOs' Holding Period would not be satisfied. The amount of ordinary income would be equal to the amount by which

     (i) the fair market value of the Canada Life common shares on the date you exercised the ISO (or, if less, the proceeds you receive upon sale or exchange of the Canada Life common shares, net of reasonable transaction costs), exceeds

     (ii) the exercise price you paid to acquire the shares.

For purposes of (i) above, the proceeds you receive upon sale or exchange of the Canada Life common shares would be either the value of consideration you receive in the Transaction for your Canada Life common shares or, if you sell the shares before the Closing Date, the sale proceeds. Under current tax rules, neither FICA nor income taxes would have to be withheld for the income recognized by the optionholder.

If the proceeds you receive for the Canada Life common shares exceed the fair market value of the Canada Life common shares on the date you exercised the option, such excess would be short-term capital gain.

NSOs

Exercising your NSOs before the Closing Date would give rise to ordinary income at the time of exercise. The amount of ordinary income would be equal to the excess of the fair market value of the Canada Life common shares at the time of exercise over the exercise price. This income would be subject to FICA and income tax withholding.

Exchanging the Canada Life common shares in the Transaction (or selling the Canada Life common shares before the Closing Date) would result in short-term capital gain (or loss) equal to

     (i) the proceeds you receive for the Canada Life common shares (either the value of consideration you receive in the Transaction for your Canada Life common share or, if you sell the shares before the Closing Date, the sale proceeds), net of reasonable selling costs, less

     (ii) the fair market value of the Canada Life common shares on the date you exercised the option.

AMENDMENT OF YOUR CANADA LIFE OPTIONS AND EXCHANGE FOR NEW GREAT-WEST LIFE
OPTIONS

Neither the amendments nor the exchange of your Canada Life Options (and any related Stock Appreciation Rights (SARs)) for New Great-West Life Options should be taxable events. As described above, however, the accelerated vesting could cause a portion of your ISOs to become NSOs.

Although it is intended that the exchange of your ISOs for New Great-West Life Options will not convert them into NSOs, the IRS could assert otherwise if it were to conclude that the New Great-West Life Options gave you additional benefits or that the adjustment to the number of shares and exercise price was improper.

IF YOU EXERCISE YOUR NEW GREAT-WEST LIFE OPTIONS

ISOs.

Exercising a New Option that is an ISO would not be a taxable event.

         TAXATION OF SUBSEQUENT SALE IF THE HOLDING PERIOD IS MET.

         If the Holding Period is met (i.e., the shares are not sold or otherwise disposed of within the period ending two years from the date the ISO was originally granted by Canada Life, or the period ending one year from the date the ISO was exercised), the sale would result in long-term capital gain (or loss) equal to


               (i)  the sale proceeds (net of reasonable selling costs), less

               (ii) the exercise price you paid to acquire the shares.

         TAXATION OF SUBSEQUENT SALE IF THE HOLDING PERIOD IS NOT MET.

         If the Holding Period is not met, the sale would result in ordinary income in the year of the sale equal to the amount by which

               (i) the fair market value of the Great-West Life common shares on the date you exercised the ISO (or, if less, the proceeds you receive for the Great-West Life common shares, net of reasonable selling costs) exceeds,

               (ii) the exercise price you paid to acquire the shares.

         Under current tax rules, neither FICA nor income taxes would have to be withheld for the income recognized by the optionholder.

         If the proceeds you receive for the Great-West Life common shares exceed the fair market value of the Great-West Life common shares on the date you exercised the option, such excess would be short-term capital gain unless the shares have been held for more than one year since the date of exercise, in which case the excess would be long-term capital gain.

NSOs

Exercising a New Option that is an NSO would give rise to ordinary income equal to the excess of the fair market value of the Great-West Life common shares at the time of exercise over the exercise price. This income would be subject to FICA and income tax withholding.

Selling the Great-West Life common shares would result in capital gain (or loss) equal to

               (i) the proceeds you receive for the Great-West Life common shares, net of reasonable selling costs, less

               (ii) the fair market value of the Great-West Life common shares on the date you exercised the option.

This capital gain (or loss) will be long-term if the shares have been held (since the date the option was exercised) for more than one year, and short-term if held for one year or less.

IF YOU EXERCISE YOUR STOCK APPRECIATION RIGHTS (SARS)

The exercise of a SAR before or after the Closing Date would give rise to ordinary income equal to the cash payment you receive. This payment would be subject to FICA and income tax withholding. You would not become a Canada Life shareholder.

IF YOUR OPTIONS AND ANY RELATED STOCK APPRECIATION RIGHTS (SARS) EXPIRE UNEXERCISED

If your options and any related Stock Appreciation Rights (SARs) expire unexercised, no tax implications will arise.


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                                   APPENDIX C

                   [DETAILS OF STOCK OPTIONS HELD BY OPTIONEE]